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                                                                    EXHIBIT 23.7

The Board of Directors
MMI Companies, Inc.
540 Lake Cook Road
Deerfield, Illinois 60015

Members of the Board:


    We hereby consent to the inclusion of our opinion letter to the Board of Directors of MMI Companies, Inc. ("MMI") as Appendix B to the Offer to Exchange/Prospectus of MMI relating to the proposed acquisition involving MMI and Unionamerica Holdings plc ("Unionamerica") and references thereto in such Offer to Exchange/Prospectus under the captions "THE OFFER--MMI's Reasons for the Proposed Acquisition and Recommendation of the MMI Board", "--Opinion of Financial Advisor to MMI" and "The OFFER--Terms of the Offer and Proposed Acquisition--Conditions of the Offer." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                By:            /s/ SMITH BARNEY INC.
                                     -----------------------------------------
                                                 Smith Barney Inc.

September 10, 1997